Exhibit 10.3

EXECUTION VERSION

September 26, 2022

Mr. Thomas J. Shara

President and Chief Executive Officer

250 Oak Ridge Road, Oak Ridge, NJ 07438

Dear Mr. Shara:

This retention and award agreement (this “Agreement”) is entered into by Thomas J. Shara (the “Executive”) and Provident Financial Services, Inc. (the “Company”) in connection the Agreement and Plan of Merger by and among the Company, Lakeland Bancorp, Inc. (“LBAI”), and NL 239 Corp. (“Merger Sub”), dated as of September 26, 2022 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into LBAI effective as of the Effective Time (as defined in the Merger Agreement), and, as soon as reasonably practicable following the Effective Time, LBAI will merge with and into Polaris (the “Merger”) so that Polaris is the surviving corporation in the Merger.

1. Effectiveness and Definitions

Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement. This Agreement shall be effective upon the Effective Time. If the Executive’s employment with LBAI or Lakeland Bank (together, “Lakeland”), as the case may be, terminates for any reason before the Effective Time, this Agreement will automatically terminate and be of no further force or effect and neither of the parties will have any obligations hereunder. Furthermore, if the Merger is not consummated, this Agreement will be of no force and effect. No amount paid or due to Executive under this Agreement shall be deemed to be in lieu of other compensation to which Executive is entitled.

2. Merger-Related Compensation.

(A) Transaction Bonus. The Company or Provident Bank (collectively, “Provident”) will pay the Executive a one-time cash bonus of $1,000,000, payable in a single lump sum, less required tax withholding, on the first regularly scheduled payroll cycle following the Effective Time; provided, that the Executive is employed by Lakeland on the Closing Date.

(B) Retention Payment. The Company or Provident Bank shall pay the Executive a retention payment of $1,000,000, less required tax withholding (the “Retention Payment”). This payment will be in addition to (and not in lieu of) the Executive’s annual bonus. Of this amount, (i) $500,000 shall be paid in cash as a single lump sum on the one-year anniversary of the Closing Date, less required tax withholding (but in no event will this payment be later than March 15th of the calendar year following the year in which the one-year anniversary of the Closing Date occurs), provided that the Executive is employed by the Company or Provident Bank on the one-year anniversary of the Closing Date (except as set forth below), and (ii) $500,000 shall be paid in the form of a restricted stock award, which shall be granted as of the Closing Date, and which shall vest one hundred percent (100%) on the one-year anniversary of

Mr. Thomas J. Shara

September 26, 2022

the Closing Date (e.g., there shall not be any pro-rata vesting) subject to Executive’s employment with the Company or Provident Bank through such one-year anniversary (except as set forth below). The terms of the restricted stock award shall be set forth in a grant award agreement. Any unvested portion of the restricted stock shall become vested immediately and the cash payment set forth in Section 3(B)(i) of this Agreement shall be paid immediately in the event of a termination of Executive’s employment by the Company and/or Provident Bank without Cause, by Executive for Good Reason, or on account of Executive’s death or Disability (a “Qualifying Termination”).

For purposes of Section 2(B), the number of shares subject to such restricted stock award to be granted in accordance with such provisions shall be determined by dividing $500,000 by the ten (10) trading day average closing price of the Company’s common stock preceding the Closing Date as reported on The NASDAQ Stock Market, LLC and without regard to any after-hours trading.

3. Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.

4. Entire Agreement; Amendments

Except as expressly set forth herein, this Agreement, together with the Employment Agreement, contains the entire agreement between the parties with respect to the employment of Executive and Provident and supersedes any and all prior understandings, agreements or correspondence between the parties. This Agreement may not be altered, modified or amended except by written instrument signed by the parties.

5. Section 409A

The parties intend that the benefits and rights provided under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, guidance and other interpretative authority issued thereunder to the extent subject thereto (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intent and the requirements for avoiding taxes or penalties under Section 409A. If either party believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other parties and all parties shall negotiate reasonably and in good faith to amend or clarify the terms of such benefits and rights such that they do not violate Section 409A (with the intent and effect of avoiding any adverse economic effect for Executive). No party, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. To the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until

Mr. Thomas J. Shara

September 26, 2022

Executive incurs a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “separation” or like terms shall have the meaning set forth in Section 409A. For purposes of applying the provisions of Section 409A to this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, and each individual installment in a series of payments, shall be construed as a separate identified payment for purposes of Section 409A.

6. Miscellaneous

The invalidity or unenforceability of any provision of this Agreement will not  affect the validity or enforceability of any other provision hereof, and this Agreement will be construed as if the invalid and unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature Page Follows]

Mr. Thomas J. Shara

September 26, 2022

If this Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

Provident Financial Services, Inc.

By:	/s/ Anthony J. Labozzetta
Anthony J. Labozzetta
President and Chief Executive Officer

Provident Bank

By:	/s/ Anthony J. Labozzetta
Anthony J. Labozzetta
President and Chief Executive Officer

Accepted and Agreed

I hereby agree with and accept the terms
and conditions of this Agreement:

/s/ Thomas J. Shara
Name: Thomas J. Shara
Date: September 26, 2022

[Signature Page to Retention and Award Agreement]